UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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IMH SECURED LOAN FUND, LLC
(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO PROTECT IMH SECURED LOAN FUND
LGM CAPITAL PARTNERS LLC
G. LOUIS GRAZIADIO III
WILLIAM R. LANG
TODD A. MIKLES
RONALD TUCEK
CLIFF RATLIFF
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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The Committee to Protect IMH Secured Loan Fund issued the following press release:

FOR IMMEDIATE RELEASE

The Committee to Protect IMH Secured Loan Fund
Files Lawsuit in Connection With Conversion Transactions

LOS ANGELES, CA, June 14, 2010 — The Committee to Protect IMH Secured Loan Fund announced today that it has filed a lawsuit against IMH Secured Loan Fund, LLC and its affiliates in the Delaware Court of Chancery, seeking, among other things, to enjoin the Fund from completing the Fund’s proposed conversion transactions and to prevent the Fund from finalizing any vote of its members obtained pursuant to the Fund’s consent solicitation.  The Committee’s lawsuit alleges that the Fund manipulated the consent process by delaying the Committee’s ability to communicate with its members and by coercing its members into providing consents through the use of misinformation and pressure tactics.  Further, the lawsuit alleges, among other things, that the Fund’s current manager has breached its fiduciary duties owed to the Fund’s members by entering into the self-dealing conversion transactions without the customary protections of arms’ length dealings between the self-interested parties and the Fund’s members.  The Committee believes that this lawsuit is necessary to ensure that the Fund’s members have adequate time to receive and review the Committee’s solicitation material, and make a fully informed decision based on accurate information as to whether to support the Committee’s proposals.  The Committee is not seeking monetary damages from the Fund or its members in connection with this lawsuit.

The Committee urges the members of the Fund to read the Committee’s consent solicitation materials as it contains important information about the Committee’s consent solicitation.  The Committee urges members to protect their investment by supporting The Committee to Protect IMH Secured Loan Fund and its proposals.  Members of IMH Secured Loan Fund, LLC are able to consent to the Committee’s proposals by telephone, by Internet, or by signing and returning the BLUE Consent Card by following the instructions on the BLUE Consent Card.  However, members should understand that if a legal determination is made that the conversion transactions have been approved votes on the blue card received after today may not be counted.

If you have any questions, please call the firm assisting us, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

ADDITIONAL INFORMATION

The Committee to Protect IMH Secured Loan Fund has filed with the Securities and Exchange Commission a definitive consent solicitation statement and accompanying consent card to be used to solicit (a) consent revocations from the members of IMH Secured Loan Fund, LLC, with respect to the conversion transactions proposed by the Fund and its current manager and (b) consents from the Fund’s members in support of the removal and replacement of the current manager, Investors Mortgage Holdings Inc., with LGM Capital Partners LLC or its affiliate, as the new manager of the Fund.  The definitive consent solicitation statement and accompanying consent card has been mailed to members of IMH Secured Loan Fund, LLC on or about June 4, 2010.

THE COMMITTEE STRONGLY ADVISES ALL MEMBERS OF THE FUND TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. SUCH CONSENT SOLICITATION STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE CONSENT

SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO:

Innisfree M&A Incorporated
Toll Free: 1-888-750-5834
Banks and Brokerage Firms Call Collect: 1-212-750-5833

The participants in the consent solicitation are LGM Capital Partners LLC, a Delaware limited liability company, and LGM Capital Partners LLC’s members, G. Louis Graziadio III, William R. Lang and Todd A. Mikles, as well as two members of the Fund, Ronald Tucek and Cliff Ratliff.  None of the participants has any direct or indirect interests in the matters to be acted upon pursuant to the consent solicitation other than as a member of the Fund or with respect to the proposal to elect and admit LGM Capital Partners LLC or its affiliate as the new manager of the Fund.  As of the date hereof, participants collectively own an aggregate of 25 membership units of the Fund, consisting of the following: (1) 20 membership units held by Ronald Tucek, of which LGM Capital Partners LLC owns the economic and beneficial ownership interest in 1 membership unit and (2) 5 membership units held by Cliff Ratliff.  More information about the participants and their interests is set forth in the definitive consent solicitation statement that has been filed by the Committee with the Securities and Exchange Commission was mailed to members of IMH Secured Loan Fund, LLC on or about June 4, 2010.